Exhibit 99

For Immediate Release
Kevin Kaastra
Vice President of Finance
Fremont Michigan InsuraCorp, Inc.
(231) 924-0300
or
Don Hunt, Noel Ryan
Investor Relations
Lambert, Edwards & Associates, Inc.
616-233-0500

Fremont Michigan InsuraCorp, Inc. Announces

First Quarter 2007 Results

Premium Growth Continues, Colder Weather Increases Claims

Fremont, Michigan, May 7, 2007 — Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), today announced its 2007 first quarter operating results, highlighted by solid growth in premiums, led by the personal auto, homeowner and marine product lines.

Fremont, a Michigan-based provider of property and casualty insurance, posted net income of $803,000, or $0.46 per diluted share, on revenues of $10.9 million for the first quarter ended March 31, 2007. This compares to net income of $1.7 million, or $0.95 per diluted share, on revenues of $10.4 million for the first quarter of 2006.

The Company said net income for the first quarter of 2007 was comparatively normal, given the level of losses caused by the colder, winter weather experienced in Michigan during the first quarter compared to the first quarter of 2006 – a period of less severe winter weather. The Company’s first quarter loss ratio increased to 56.8% in 2007 from 47.5% in 2006 The Company noted that its loss experience in 2007 actually represented an average level of these costs in comparison to the record results generated in 2006.

Direct premiums written increased 14.8% during the first quarter, led by personal auto, up 36%, homeowners, up 14.1%, and marine, up 14.1%. Despite the soft market the Company is experiencing solid growth particularly in product lines that are available through Fremont Complete, the Company’s web-based rating platform. Currently, the Company’s independent agency force is able to quote and bind policies via Fremont Complete for businessowners, personal auto, homeowners, mobilowners and marine policies.

The Company’s first quarter Loss and LAE Ratio (incurred losses and LAE divided by net premiums earned) grew to 56.8% compared to 47.5% last year, driven by higher losses in the personal and farm segments. The higher losses in 2007 were due to the colder weather which resulted in an increase in fire losses, ice and snow related claims as well as water damage claims due to freezing pipes.

The Company’s expense ratio during the first quarter 2007 rose to 37.5% compared to 34.6% in the 2006 quarter. The increase in the expense ratio is primarily attributable to higher depreciation in 2007 associated with the development of Fremont’s web-based rating platform, Fremont Complete. The increased depreciation added 1.1 percentage points to the first quarter 2007 expense ratio. In addition, the expense ratio for the first quarter 2006 was lower by 1.8 percentage points as a result of premium tax refunds received during the 2006 quarter.

Fremont Complete is a significant technological step forward for the Company and provides a strong foundation for future growth. Not only does the rating platform enhance the ‘ease of doing business’ with agencies, it also provides a direct connection between the independent agents’ management systems and the Company’s policy processing system. Feedback from the agency force has been very positive and Fremont said it continues to experience growth in the product lines available through Fremont Complete.

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The Company noted that the additional depreciation of the system’s development costs puts pressure on the expense ratio over the short term, particularly during the current soft market. However, from a longer term perspective Fremont Complete provides the kind of robust processing infrastructure necessary for the Company to achieve its long-term growth goals while ultimately reducing operating expenses.

The Company’s combined ratio for the first quarter increased to 94.3%, from 82.1% in the year-ago period. A combined ratio is the sum of net losses, loss adjustment expenses and policy acquisition and other underwriting expenses divided by net premiums earned. A key indicator of an insurer’s financial health, a combined ratio of less than 100% means a company is making an underwriting profit.

“While a return to a more traditional loss ratio did impact our bottom line for the period, our top line growth and underwriting results were solid and demonstrate our ability to gain market share within a continuing soft market,” said Richard E. Dunning, President and CEO of Fremont Michigan InsuraCorp, Inc. “Thanks to our disciplined approach to pricing and our outstanding network of independent agents, we saw good premium growth in the quarter, particularly in our personal auto line.”

Fremont ended the first quarter of 2007 with total investments of $57.8 million, up from $56.9 million as of December 31, 2006. The Company realized a 17.1% increase in net investment income for the first quarter, driven by an increase in the balance of invested assets and higher yields generated by the portfolio. Net realized investment gains were $28,000 for the first quarter 2007 compared to $319,000 in 2006. The change is due to higher selling activity in the 2006 quarter as the Company completed its reallocation of its equity portfolio from common and preferred stocks into mutual funds.

For the eighth consecutive quarter the Company has increased stockholders equity and book value per share which amounted to $35.6 million and $20.59 per share, respectively as of March 31, 2007.

“We remain pleased with our overall financial performance and continue to see a solid rate of return in our investments,” said Kevin Kaastra, Vice President of Finance of Fremont Michigan InsuraCorp, Inc. “The performance of our portfolio, combined with our ability to generate top line growth and a solid underwriting profit for the period keeps us well positioned as we head into the remainder of 2007.”

First Quarter 2007 Key Highlights

•	Revenues were $10.9 million in the first quarter of 2007 as compared to $10.4 million in first quarter 2006.

•	Direct premiums written increased 14.8% in the first quarter 2007 to $11.0 million, up from $9.6 million in the first quarter of 2006.

•	Net investment income increased 17.1% in the first quarter of 2007 over the same period in 2006.

•

As of March 31, 2007 stockholders’ equity was $35.6 million, an increase of 3.3% over the December 31, 2006 balance, and book value per share was $20.59. Stockholders’ equity has grown each year since 2002.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; change in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Net premiums earned	$10,265,293	$9,553,595
Net investment income	491,407	419,768
Net realized gains on investments	27,979	318,503
Other income, net	104,406	96,213

Total revenues	10,889,085	10,388,079

Expenses:
Losses and loss adjustment expenses, net	5,830,670	4,534,193
Policy acquisition and other underwriting expenses	3,848,134	3,308,146
Interest expense	50,580	76,663

Total expenses	9,729,384	7,919,002

Income before federal income tax expense	1,159,701	2,469,077

Federal income tax expense	356,226	807,828

Net income	$803,475	$1,661,249

Earnings per share
Basic	$.47	$.96
Diluted	$.46	$.95

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	March 31, 2007	December 31, 2006

Assets
Investments:
Fixed maturities available for sale, at fair value	$45,466,335	$44,959,266
Equity securities available for sale, at fair value	12,079,095	11,689,756
Mortgage loans on real estate from related parties	259,065	260,808

Total investments	57,804,495	56,909,830
Cash and cash equivalents	3,256,846	4,598,843
Premiums due from policyholders, net	7,142,002	7,528,683
Amounts due from reinsurers	7,418,637	7,883,153
Prepaid reinsurance premiums	388,078	404,016
Accrued investment income	504,614	447,411
Deferred policy acquisition costs	2,957,853	3,235,383
Deferred federal income taxes	2,798,832	3,070,713
Property and equipment, net of accumulated depreciation	1,835,048	1,771,323
Other assets	127,166	28,078

	$84,233,571	$85,877,433

Liabilities and Stockholders' Equity

Liabilities:
Losses and loss adjustment expenses	$20,514,928	$20,176,555
Unearned premiums	19,833,960	21,463,019
Reinsurance funds withheld and premiums ceded payable	31,957	50,313
Accrued expenses and other liabilities	5,391,100	6,867,081
Surplus notes	2,890,288	2,890,288

Total liabilities	48,662,233	51,447,256

Commitments and contingencies

Stockholders' Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,727,456 and 1,725,456 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,660,890	7,605,096
Retained earnings	26,314,888	25,511,413
Accumulated other comprehensive income	1,595,560	1,313,668

Total stockholders' equity	35,571,338	34,430,177

Total liabilities and stockholders' equity	$84,233,571	$85,877,433